                                                                    Exhibit 3.40
                                                                       EXHIBIT B

                             OPERATING AGREEMENT OF
                          WESTERN ACCESS SERVICES, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

      THIS OPERATING AGREEMENT (this "Agreement") of Western Access Services, LLC, a Delaware limited liability company (the "Company"), is entered into as of June 30, 2003 and shall constitute the "limited liability company agreement" of the Company within the meaning of Section 18-101(7) of the Delaware Limited Liability Company Act, Title 6, Delaware Corporations Code, Section 18-101 et seq., as amended (the "Act").

      1.1 Except as otherwise provided in this Agreement, the default provisions of the Act shall apply to the Company.

      1.2 Valor Telecommunications Enterprises, LLC., a Delaware limited liability company, shall be the sole "member" of the Company within the meaning of Section 18-101(11) of the Act (the "Member").

      1.3 The Member hereby enters into and forms the Company as a limited liability company in accordance with the Act. The name of the Company shall be "Western Access Services, LLC".

      1.4 The Company shall maintain a Delaware registered office and agent for the service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

      1.5 The purpose and scope of the Company shall be to engage in such lawful activities as shall be determined by the Member in its sole and absolute discretion.

      1.6 The term of the Company shall begin as of the date of filing of the certificate of formation for the Company in accordance with Section 18-201 of the Act and, unless otherwise specified in a certificate of cancellation filed by the Member in respect of the Company pursuant to Section 18-203 of the Act, such term shall continue in perpetuity.

      1.7 Title to all Company property shall be held in the name of the Company; provided, however, that the Company shall make such distributions of cash and/or property to the Member as the Member shall from time to time determine in its sole and absolute discretion.

      1.8 The Member shall control the management and operation of the Company in such manner as it shall determine in its sole and absolute discretion. The Member may appoint, remove and replace Managers and employees of the Company from time to time in its sole and absolute discretion. Notwithstanding any provision of this Agreement to the contrary, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the

Company by the any Manager shall be deemed to have been duly executed by the Company and third parties shall be entitled to rely upon each Manager's power to bind the Company without otherwise ascertaining that the requirements of this Agreement have been satisfied. The initial Managers of the Company shall be:

                        Kenneth R. Cole
                        John J. Mueller
                        John A. Butler
                        William M. Ojile, Jr.

      1.9 The number of authorized interests upon formation shall be one hundred (100).

      1.10  The Company shall be Manager managed.

      1.11 Except as otherwise required by applicable law, neither the Member nor any Manager shall have any personal liability for the debts and obligations of the Company.

      1.12 The Member shall have no obligation to make any contributions to the capital of the Company and shall make only such contributions as the Member shall from time to time determine in its sole and absolute discretion.

      1.13 None of the Member or any Manager shall have any obligation to provide any services to the Company, and the Member and each Manager shall provide only such services as the Member shall from time to time determine in its sole and absolute discretion.

      1.14 The Company shall indemnify the Member and each Manager to the fullest extent permitted by law.

      1.15 The Member may transfer all or any portion of its interest in the Company in the Member's sole and absolute discretion. In the event of any such transfer, this Agreement shall be amended to reflect the respective rights and obligations of the Member and the transferee or transferees. No person shall be admitted to the Company as an additional member without the written consent of the Member, which consent may be withheld in the Member's sole and absolute discretion.

      1.16 The "Western Access Services, LLC" name and mark are the property of the Member. The Company's authority to use such name and mark may be withdrawn by the Member at any time without compensation to the Company. Following the dissolution and liquidation of the Company, all right, title and interest in and to such name and mark shall be held solely by the Member.

      1.17 The interpretation and enforceability of this Agreement and the rights and liabilities of the Member as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with limited liability company operating agreements entered into and wholly performed upon in Delaware by residents of Delaware. To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law.

      1.18 In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

      1.19 Any designee of the administrative agent identified in writing after the occurrence of an Event of Default under the Loan Documents shall be a Permitted Transferee of the applicable membership interests without the necessity of any further consent from any member.

      1.20 The members hereby agree that the membership interests of the Company shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Texas (and the Uniform Commercial Code of any other applicable jurisdiction).

      1.21 This Agreement may be amended, in whole or in part, only through a written amendment executed by the Member.

      1.22 This Agreement contains the entire understanding and intent of the Member regarding the Company and supersedes any prior written or oral agreement respecting the Company. There are no representations, agreements, arrangements, or understandings, oral or written, of the Member relating to the Company which are not fully expressed in this Agreement.

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      IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

                                          Valor Telecommunications Enterprises,
                                          LLC, a Delaware limited liability
                                          company

                                          By: /s/ William M. Ojile, Jr.
                                              __________________________________
                                              William M. Ojile, Jr.,
                                              Manager